Exhibit 99.1

HQDA Elderly Life Network Corp. Acquires an 8.84-Acre Land in Shanghai (Symbol: HQDA)Press Release |08/14/2018

Rosemead, California, Aug. 14, 2018 (GLOBE NEWSWIRE) — On August 8, 2018, Shanghai, China, Hongfu Health Management Co., Ltd., a wholly-owned subsidiary of HQDA Elderly Life Network Corp. (Symbol: HQDA) (hereinafter referred to as “HQDA”), collectively with the Shanghai Qiaohong Real Estate Co., Ltd. (hereinafter referred to as “Qiaohong Co.”) officially signed the [Closing Agreement] for the acquisition of Shanghai Qiaoyuan Information Technology Co., Ltd. (hereinafter referred to as “Qiaoyuan Co.”).

As a part of the [Asset Purchase Agreement] signed between HQDA and Qiaohong Co. on April 2, 2018, after months of efforts, the merger and acquisition of Qiaoyuan Co. on Aug. 8, 2018 was finally completed and closed by the two parties, which actually completed the transfer of Qiaoyuan Co. within the ownership and the land-use right of a 8.84-acre land located in No. 4797, Sanshuang Road, Chongming District (Chongming Island), Shanghai, China, as well as the ownership, use rights and management and operation rights of the land attachments under construction and postponed from Qiaohong Co. to HQDA.

The Chongming Island is the third largest island in China and is regarded as the backyard garden of Shanghai, the largest and most prosperous city in China. It is natural and quiet, with fresh environment and is a habitat of flocks of migratory birds. The Chongming Island is adjacent to the famous beaches in Qidong City, Jiangsu Province. It is connected to Shanghai by the Shanghai Yangtze River Tunnel & Bridge, less than an hour’s drive from Shanghai. HQDA plans to make full use of the advantage of the beneficial geo-environmental resources and adjacency to Shanghai’s huge metropolitan health and caring market, and will begin construction of this base in 2019 and create a high-end health and caring model center directly owned by HQDA.

Ms. Ziyun Xu, the Chairwoman and CEO of HQDA, stated: “This successful acquisition is the beginning of the global strategic layout of our company. It is one of the offline entities of our O2O platform that we are building for the Zero-Pay elderly living model, which we invent a new and effective ecosystem of elderly healthcare services. This year is our debut, and the following couple of years will be our period of rapid development. We will gradually fulfill this innovative online and offline service model with three 5-year plans.”

Contact:

Jimmy Zhou

Tel.: 626 703-4228